Schwartz Levitsky Feldman Ilp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement of Micromem Technologies Inc. (the "Company"), of our report relating to the consolidated financial statements of the Company as of October 31, 2005, which appear in the Annual Report to Stockholders on Form 20-F for the year ended October 31, 2005 and the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Toronto, Ontario, Canada	/s/ Schwartz Levitsky Feldman LLP
May 18,2006	Chartered Accountants

1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel: 416 785 5353 Fax: 416 785 5663